EXHIBIT 21.1
SUBSIDIARIES OF BLACKBAUD, INC.
As of February 20, 2019

Organized Under Laws of:
Blackbaud, Inc.	Delaware
Subsidiaries
AcademicWorks, LLC	Texas
ACN 161 644 328 Pty. Ltd.	Australia
Blackbaud Asia, Ltd.	Hong Kong
Blackbaud Canada, Inc.	Canada
Blackbaud Europe Ltd.	Scotland
Blackbaud Global Ltd.	England and Wales
Blackbaud Latin America, S.R.L.	Costa Rica
Blackbaud Pacific Pty. Ltd.	Australia
Convio, LLC	Delaware
Everyday Hero Ltd.	England and Wales
Everyday Hero Pty. Ltd.	Australia
GDG Holdings, LLC	Delaware
Giving.com Limited	England and Wales
Giving Limited	England and Wales
Good + Geek, LLC	Delaware
JGCrowdfunding USA, LLC	Delaware
JG US Inc.	Delaware
MicroEdge, LLC	New York
MyCharity, Ltd.	Ireland
NPO Account Services, LLC	Delaware
Orange Leap, LLC	Texas
Reeher, LLC	Minnesota
Seraphim Software, LLC	Pennsylvania
Smart, LLC	Delaware
VFF I AIV I Corp.	Delaware
YC Blocker 1, LLC	Delaware
YC Blocker 2, LLC	Delaware
YourCause Holdings, LLC	Delaware
YourCause, LLC	Delaware